Filed Pursuant to Rule 433

Registration No. 333-182954

July 29, 2013

Relating to Preliminary Prospectus Supplement

dated July 29, 2013

(To Prospectus dated July 31, 2012)

Spirit Airlines, Inc. (the “Company’’) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or the SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-954-447-7920.

Spirit Airlines Announces Sale of

Common Stock by Indigo

Miramar, Florida (July 29, 2013) – Spirit Airlines, Inc. (Nasdaq: SAVE) announced today the public offering of 12,070,920 shares of common stock by certain existing stockholders affiliated with Indigo Partners LLC (“Indigo”). Upon completion of the offering, investment funds affiliated with Indigo will no longer own shares of common stock of Spirit Airlines. The company will not receive any proceeds from this offering. Barclays is acting as the sole underwriter for the offering.

The shares of common stock are being offered pursuant to the Company’s existing shelf registration statement filed with the Securities and Exchange Commission (the “SEC”) on July 31, 2012. A final prospectus supplement describing the terms of the offering will be filed with the SEC and, when available, may be obtained from the SEC’s website at www.sec.gov or from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, Telephone (888) 603-5847 or by e-mailing Barclaysprospectus@broadridge.com.

In connection with the offering, the Company also announced that Messrs. William A. Franke and John R. Wilson have informed the Company that upon completion of the offering, they expect to resign as directors at the next board meeting, presently scheduled for August 7, 2013. Upon Mr. Franke’s resignation, the Company’s board intends to elect Mr. H. McIntyre Gardner, a director since 2010, as Chairman of the Board.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

# # #

Investor Relations Contact:

DeAnne Gabel

Director Investor Relations

InvestorRelations@spirit.com

954-477-7920

Media Contact:

Misty Pinson

Director Corporate Communications

mediarelations@spirit.com

954-628-4827